CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-51061 and 811-7123) of our report dated October 28, 2014 on the financial statements and financial highlights of Dreyfus Opportunistic U.S. Stock Fund (one of the series comprising Advantage Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended August 31, 2014.

/s/ ERNST & YOUNG LLP

New York, New York
April 24, 2015